Tel: 212-238-9600

April 27, 2005

SHN Enterprises, Inc.
Attn: Steven H. Newman
24342 La Masina
Calabasas, CA 91302

Dear Steve:

Reference is hereby made to the letter dated March 1, 2002, as amended on March 12, 2004 (the “Letter Agreement”), by and between The St. Paul Companies, Inc and SHN Enterprises, Inc. (“SHN Enterprises”) regarding the terms and conditions of the consulting arrangement between SHN Enterprises and Platinum Underwriters Reinsurance, Inc. (the “Company”). This letter (the “Letter Amendment”) amends the Letter Agreement to replace Section 6 in its entirety with the following:

6. Expenses.

The Company shall reimburse you for all reasonable expenses and disbursements in carrying out your consulting services under this Letter Agreement in accordance with Company policy as in effect from time to time. In addition, effective as of March 1, 2005, the Company will pay you an allowance at the annual rate of $75,000 for office, secretarial, and administration services payable on the fifteenth day of each month in substantially equal monthly installments.

All other terms and conditions of the Letter Agreement remain in full force and effect. This Letter Amendment is intended to be a binding obligation upon the Company and you. If this Letter Amendment correctly reflects your understanding, please sign and return one copy to me for the Company’s records.

Platinum Underwriters Reinsurance, Inc.

By: /s/ Michael D. Price

Michael D. Price President and Chief Underwriting Officer

The above Letter Amendment correctly reflects our understanding, and I hereby confirm my agreement to the same.

SHN Enterprises, Inc.

By: /s/ Steven H. Newman

Steven H. Newman President